Exhibit 10.08

Time Vesting Restricted Stock Award Number RES _____

RESTRICTED STOCK AWARD AGREEMENT

pursuant to the

VITAMIN SHOPPE 2009 EQUITY INCENTIVE PLAN

Participant: ____________________

Grant Date: ____________________

Fair Market Value per Share on the Grant Date: ____________________

Number of Shares of
Restricted Stock granted: ____________________

* * * * *
THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vitamin Shoppe, Inc., a company organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Vitamin Shoppe 2009 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the shares of Restricted Stock provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Restricted Stock Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above. Except as otherwise provided by Section 9 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.
3.    Time Vesting. Provided the Participant is then employed by the Company and/or one of its Subsidiaries or Related Companies, the Restricted Stock subject to this grant shall become unrestricted and vested as described below. For purposes of this Agreement, “Employed by, or employed with,” means continued service to the Company and/or one of its Subsidiaries or Related Companies, as an Employee, Independent Contractor or Member of the Board.
3.1    The Restricted Stock subject to this grant shall become unrestricted and vested: (i) as to the first 50% of the shares of Restricted Stock, on the second anniversary of the Grant Date specified above; and (ii) as to the second 50% of the shares of Restricted Stock, on the third anniversary of the Grant Date specified above.
3.2    Except as otherwise provided in this Section 3, if the Participant is no longer Employed by the Company and/or its Subsidiaries or Related Companies for any reason prior to the vesting of all or any portion of the Restricted Stock awarded under this

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Agreement, such unvested portion of the Restricted Stock shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such shares of Restricted Stock. The Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Participant’s unvested shares of Restricted Stock shall not be so cancelled and forfeited.
3.3    If the Participant is no longer Employed by the Company and/or its Subsidiaries or Related Companies due to the Participant’s death or Disability (as defined in Section 3.4 below), the Restricted Stock shall become unrestricted and vested as of the date of any such termination.
3.4    For purposes of this Agreement, "Disability" shall mean the Participant’s inability, with reasonable accommodation, to perform effectively the essential functions of the Participant’s duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company's long-term disability plan, as then in effect.
3.5    Notwithstanding any provision contained in this Section 3 to the contrary, in the event of a Change of Control, if (i) the acquirer fails to assume the Restricted Stock held by the Participant or (ii) the acquirer assumes the Restricted Stock held by the Participant but within two years of a Change of Control following the Grant Date, the Participant is terminated by Company for any reason other than for Cause (as defined below) or terminates voluntarily after experiencing an Adverse Change in Status (as defined below), any Restricted Stock then held by the Participant shall become unrestricted and vested upon such termination. For purposes of this Agreement “Adverse Change in Status” shall mean either of the following which occurs without written consent of the Participant and which is not remedied by the Company within thirty (30) days after the Participant gives written notice to the Board, which written notice must be provided within ninety (90) days of being advised of such change: (i) a material adverse change in the Participant’s total compensation, function, duties, title or responsibilities from those in effect at the time of the Change of Control; or (ii) if the Participant is required to permanently commute or relocate more than a fifty (50) mile radius from the Company’s office location at the time of the Change of Control but only if such new commute increases the Participant’s commute prior to the change.
3.6    If the Participant's employer ceases to be an Affiliate or Subsidiary or Related Company of the Company, that event shall be deemed to constitute a termination of employment under Section 3.2 above.
4.    Period of Restriction; Delivery of Unrestricted Shares. During the Period of Restriction, the Restricted Stock shall bear a legend as described in Section 6.4.2 of the Plan and the Company shall hold the Restricted Stock as escrow agent as set forth in Section 6.3 of the Plan. When shares of Restricted Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted Shares and if the Participant's stock certificates contain legends restricting the transfer of such Shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws). In connection with the delivery of the unrestricted Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.
5.    Dividends and Other Distributions. Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares, provided that any such dividends or other distributions will be subject to same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3. If any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.
6.    Special Rules Regarding Restrictive Covenants.
6.1    Company Rights. In the event that the Participant’s employment with the Company or one of its Subsidiaries or Related Companies is terminated for “Cause” (as defined below) or if Participant fails to comply with this Section 6, the Company may cancel any outstanding Restricted Stock or recoup funds.
6.1.1    For purposes of this Agreement, “Cause” means any of the following: (i) theft or misappropriation of funds or other property of the Company; (ii) alcoholism or drug abuse, either of which materially impair the ability of the Participant to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company; (iii) the conviction of a felony or pleading guilty or nolo contender to a felony involving moral turpitude; (iv) intentionally causing the Company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Participant by the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports or the Board consistent with the Participant’s functions, duties and responsibilities,

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in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company; (vii) breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to the Company that is or could reasonably be expected to result in material harm to the Company not remedied within thirty (30) days after receipt of written notice of such breach from the Company; (viii) violation of the Company's operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company; or (ix) violation of the Company's confidentiality, non-compete or non-solicit requirements (including those set forth in this Agreement) or Code of Business Conduct.
6.2    Confidentiality. The obligation of confidentiality by the Participant set forth in the Company's agreements(s) with the Participant or policies of the Company binding on or covering the Participant shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Agreement, such that the Participant shall not disclose confidential information of or pertaining to the Company at any time.
6.3    Non-Competition. During the period of a Participant’s employment and for one year thereafter (or two years thereafter, in the event of a termination following a Change of Control), the Participant shall not, without the Company's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the "Competitive Products") if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Participant’s termination of employment date (the "Competitive Business"); provided, however, that the Participant can work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one third (1/3) of such gross sales only if the Participant is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature's Bounty, Bodybuilding.com, Swanson, Sprout's Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Participant may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.
6.4    Non-Solicitation. During the period of a Participant’s employment and for one year thereafter (or two years thereafter, in the event of a termination following a Change of Control), the Participant shall not directly or indirectly (i) cause any person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of the Participant’s employment; or (ii) cause any other person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.
6.5    Remedies. The Participant and the Company acknowledge that the restrictions imposed by this Section 6 are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the Restricted Stock pursuant to this Agreement in the absence of such agreement. The Participant agrees that any breach of this 6 by the Participant would cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and the Participant as to the interpretation, terms, validity or enforceability of this Section 6, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section 6. The Participant further acknowledges and agrees that any period of time during which he or she is in violation of the covenants set forth in this Section 6 shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.
6.6    Forfeiture and Repayment. The Participant may be required to repay to the Company the proceeds received in connection with, or return to the Company, the Restricted Stock: (i) if during the course of employment the Participant engages in conduct, or it is discovered that the Participant has engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company's written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company or it is discovered that the executive employee has engaged in such conduct; (iii) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Agreement, any employment agreement and other agreements restricting post-employment conduct; (iv) if following termination of employment, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company

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before the termination of employment; and (v) if compensation that is promised or paid to the Participant is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement.
7.    Non-transferability. Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any such Restricted Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
8.    Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
9.    Acknowledgment of Employee. The award of the Restricted Stock does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.
10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.
11.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold shares, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock or the vesting of such Restricted Stock.
12.    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Related Companies to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
13.    Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
13.1     If such notice is to the Company, to the attention of the Secretary of Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
13.2     If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
14.    Compliance with Laws. The issuance of the Restricted Stock or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder), and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Restricted Stock or unrestricted Shares pursuant to this Agreement if such issuance would violate any such requirements.
15.    Securities Representations. The Restricted Stock is being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

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15.1     The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on the Participant’s representations set forth in this Section.
15.2     If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).
15.3     If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
16.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.    Waiver of Jury Trial. PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the Grant Date specified above.
VITAMIN SHOPPE, INC.

By:
Name: David M. Kastin
Title: Senior Vice President, General Counsel & Corporate Secretary

Participant

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